Exhibit 4

Form of Agreement and Plan of Reorganization

THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of [•], 2013, is by and among each Target Company, as defined below, on behalf of each of its series that is a Target Fund, as defined below, each Acquiring Company, as defined below, on behalf of each of its series that is an Acquiring Fund, as defined below, and, for purposes of paragraphs 7.3 and 10.2 of this Agreement only, Highland Capital Management Fund Advisors, L.P. (“HCMFA”).

Each reorganization contemplated by this Agreement consists of the transfer of all assets attributable to each class of a Target Fund’s shares in exchange for Acquisition Shares (as defined in paragraph 1) of the corresponding class of shares of the corresponding Acquiring Fund, the Acquiring Fund’s assumption of all liabilities of the Target Fund and the distribution of the Acquisition Shares to the relevant Target Fund shareholders in liquidation of the Target Fund, all upon the terms and conditions set forth in this Agreement.

To the extent this Agreement provides for multiple reorganizations, it is to be treated as if each reorganization between a Target Fund and its corresponding Acquiring Fund had been the subject of a separate agreement. Each Target Fund and each Target Company acting for itself and on behalf of the Target Fund, and each Acquiring Fund and each Acquiring Company acting for itself and on behalf of the Acquiring Fund, is acting separately from all of the other parties and their series, and not jointly or jointly and severally with any other party.

This Agreement is adopted as a plan of reorganization and each of the reorganizations between a Target Fund and its corresponding Acquiring Fund contemplated hereunder are intended to qualify as “reorganizations” under Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision.

The parties therefore agree as follows:

1. DEFINITIONS.

“Acquiring Fund” means each series of an Acquiring Company listed in the column entitled “Acquiring Fund” on Exhibit A. If no series of an Acquiring Company are listed in the column entitled “Acquiring Fund” on Exhibit A, “Acquiring Fund” means the Acquiring Company.

“Acquiring Fund Prospectus” means, collectively, the prospectus(es) and statement(s) of additional information of an Acquiring Fund, as amended or supplemented from time to time.

“Acquiring Company” means each entity listed in the column entitled “Acquiring Company” on Exhibit A.

“Acquisition Shares” means the shares of an Acquiring Fund to be issued to the corresponding Target Fund in a reorganization under this Agreement.

“Closing” means the time at which the transaction contemplated by paragraph 4.1 is consummated.

“Closing Date” means the date on which the Closing occurs.

“Investments” means a Target Fund’s investments that would be shown on its schedule of investments if such a schedule were prepared as of the close of business on the Valuation Date.

“Liquidation Date” means the date on which a Target Fund liquidates and distributes the Acquisition Shares to its shareholders of record pursuant to paragraph 2.3.

“Obligations” means all liabilities and obligations of a Target Fund of any kind whatsoever, whether absolute, accrued, contingent or otherwise, in existence on the Closing Date.

“Target Fund” means each series of a Target Company listed in the column entitled “Target Fund” on Exhibit A. If no series of a Target Company are listed in the column entitled “Target Fund” on Exhibit A, “Target Fund” means the Target Company.

“Target Fund Prospectus” means, collectively, the prospectus(es) or statement(s) of additional information of a Target Fund, as amended or supplemented from time to time.

“Target Company” means each entity listed in the column entitled “Target Company” on Exhibit A.

“Valuation Date” means the day on which the valuation occurs, which will be the same date as the Closing Date.

2. TRANSFER OF ASSETS OF EACH TARGET FUND IN EXCHANGE FOR ASSUMPTION OF LIABILITIES AND ACQUISITION SHARES AND LIQUIDATION OF SUCH TARGET FUND.

2.1.	Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein,

(a)	Each Target Fund will transfer and deliver to the corresponding Acquiring Fund all its assets, as set forth in paragraph 2.2;

(b)	Each Acquiring Fund will assume all Obligations; and

(c)	Each Acquiring Fund will issue and deliver to the corresponding Target Fund in exchange for the net assets attributable to each class of its shares a number of Acquisition Shares of the corresponding class (including fractional shares, if any) determined by dividing the value of such net assets, computed in the manner and as of the time and date set forth in paragraph 3.1, by the net asset value of one Acquisition Share of the corresponding class computed in the manner and as of the time and date set forth in paragraph 3.2. Such transactions shall take place at the Closing.

2.2.	The assets of each Target Fund to be acquired by the corresponding Acquiring Fund shall consist of all cash, securities, dividends and interest receivable, receivables for shares sold and all other assets that are owned by the Target Fund on the Closing Date shown as an asset on the books of the Target Fund on the Closing Date. Each Acquiring Fund agrees that all rights to indemnification and all limitations of liability existing in favor of the corresponding Target Fund’s current and former trustees or directors and officers, acting in their capacities as such shall survive the reorganization, and shall continue in full force and effect, without any amendment thereto. Each Acquiring Fund further agrees that such rights and limitations may be asserted against the Acquiring Fund, its successors or assigns.

2.3.	As provided in paragraph 4.4, on the Liquidation Date, each Target Fund will liquidate and distribute pro rata to its shareholders of record of each class of its shares, determined as of the close of business on the Valuation Date, the Acquisition Shares of the corresponding class received by the Target Fund pursuant to paragraph 2.1. Such liquidation and distribution will be accomplished by the transfer of the Acquisition Shares then credited to the account of each Target Fund on the books of the corresponding Acquiring Fund to open accounts on the share records of the corresponding Acquiring Fund in the names of the Target Fund’s shareholders and representing the respective pro rata number of Acquisition Shares due such shareholders. The Acquiring Fund shall not be obligated to issue certificates representing Acquisition Shares in connection with such exchange.

2.4.	With respect to Acquisition Shares distributable pursuant to paragraph 2.3 to a Target Fund shareholder holding a certificate or certificates for shares of the Target Fund, if any, on the Valuation Date, the Target Fund will not permit such shareholder to receive Acquisition Share certificates therefor, to exchange such Acquisition Shares for shares of other investment companies, to effect an account transfer of such Acquisition Shares or to pledge or redeem such Acquisition Shares until such Target Fund shareholder has surrendered all his or her outstanding certificates for Target Fund shares or, in the event of lost certificates, posted adequate bond.

3. VALUATION.

3.1.	The value of each Target Fund’s assets to be acquired by the corresponding Acquiring Fund hereunder shall be the value of such assets computed as of the close of regular trading on the New York Stock Exchange on the Valuation Date using the valuation procedures set forth in the organizational documents of the corresponding Acquiring Fund and/or the then current Acquiring Fund Prospectus for determining net asset value and shall be certified by the Target Fund.

3.2.	For the purpose of paragraph 3.1, the net asset value of an Acquisition Share of each class shall be the net asset value per share computed as of the close of regular trading on the New York Stock Exchange on the Valuation Date, using the valuation procedures set forth in the organizational documents of the Acquiring Fund and/or the Acquiring Fund Prospectus for determining net asset value.

4. CLOSING AND CLOSING DATE.

4.1.	The Closing Date shall be on such date as the Acquiring Fund and Target Fund may agree. The Closing shall be held at the offices of the Acquiring Fund (or such other place as the parties may agree), at such time as the parties may agree.

4.2.	As of the Closing Date, each Target Fund’s assets, including all the Target Fund’s cash shall be delivered by the Target Fund to the Custodian for the account of the corresponding Acquiring Fund. All portfolio securities so delivered to be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers or, in the case of portfolio securities held in the U.S. Treasury Department’s book-entry system or by the Depository Trust Company, Participants Trust Company or other third party depositories, by transfer to the account of the Custodian in accordance with Rule 17f-4, Rule 17f-5 or Rule 17f-7, as the case may be, under the 1940 Act and accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof. The cash delivered shall be in the form of currency or certified or official bank checks, payable to the order of “[Custodian], custodian for [Acquiring Fund].”

4.3.	In the event that on the Valuation Date (a) the New York Stock Exchange shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on the New York Stock Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of each Target Fund or the corresponding Acquiring Fund is impracticable, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed and reporting shall have been restored; provided that if trading shall not be fully resumed and reporting restored within three business days of the Valuation Date, this Agreement may be terminated by either the Target Fund or the corresponding Acquiring Fund upon the giving of written notice to the other party.

4.4.	As of the Closing, each Target Fund or its transfer agent shall deliver to the corresponding Acquiring Fund or its designated agent a list of the names and addresses of the Target Fund’s shareholders and the number of outstanding shares of each class of the Target Fund owned by each Target Fund shareholder, and indicating the number, if any, of such shares represented by an outstanding share certificate, all as of the close of business on the Valuation Date. As of the Closing Date, the Acquiring Fund will provide to the Target Fund evidence satisfactory to the Target Fund that the Acquisition Shares issuable pursuant to paragraph 2.1 have been credited to the Target Fund’s account on the books of the Acquiring Fund. On the Liquidation Date, each Acquiring Fund will provide to the corresponding Target Fund evidence satisfactory to the Target Fund that such Acquisition Shares have been credited pro rata to open accounts in the names of the Target Fund’s shareholders as provided in paragraph 2.3.

4.5.	At the Closing, each party shall deliver to the other such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of assets, assumption of liabilities and liquidation contemplated by paragraph 2.

5. REPRESENTATIONS AND WARRANTIES.

5.1.	Each Target Fund represents and warrants the following to the corresponding Acquiring Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a)	The Target Fund is a series of a Target Company that is duly organized, validly existing and in good standing under the laws of its state of organization;

(b)	The Target Company is a duly registered investment company classified as a management company of the open-end type and its registration with the Securities and Exchange Commission as an investment company under the 1940 Act is in full force and effect, and, as applicable, the Target Fund is a separate series thereof duly designated in accordance with the applicable provisions of the organizational documents of the Target Company and the 1940 Act;

(c)	The Target Fund is not in violation in any material respect of any provision of its organizational documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Target Fund is a party or by which the Target Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation;

(d)	The Target Fund has no material contracts or other commitments (other than this Agreement and such other contracts as may be entered into in the ordinary course of its business) that if terminated may result in material liability to the Target Fund or under which (whether or not terminated) any material payments for periods subsequent to the Closing Date will be due from the Target Fund;

(e)	To the knowledge of the Target Fund, except as has been disclosed in writing to the corresponding Acquiring Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Target Fund, any of its properties or assets, or any person whom the Target Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Target Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby;

(f)	The statement of assets and liabilities, the statement of operations, the statement of changes in net assets, and the schedule of investments of the Target Fund, as of the last day of and for its most recently completed fiscal year, audited by the Target Fund’s independent registered public accounting firm (and, if applicable, an unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments for any subsequent semiannual period following the most recently completed fiscal year), copies of which have been filed with the Securities and Exchange Commission or furnished to the corresponding Acquiring Fund, fairly reflect the financial condition and results of operations of the Target Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied. In addition, the Target Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above or those incurred in the ordinary course of its business since the last day of the Target Fund’s most recently completed fiscal year;

(g)	Since the last day of the Target Fund’s most recently completed fiscal year, there has not been any material adverse change in the Target Fund’s financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Target Fund of indebtedness, except as disclosed in writing to the corresponding Acquiring Fund. For the purposes of this subparagraph (g), distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business;

(h)	The Target Fund has met the requirements of Subchapter M of the Code for treatment as a “regulated investment company” within the meaning of Sections 851 and 852 of the Code in respect of each taxable year since the commencement of its operations, and will continue to meet such requirements at all times through the Closing Date;

(i)	As of the Closing Date, all federal, state and other tax returns and reports of the Target Fund required by law to have been filed by such date (giving effect to extensions) shall have been filed, and all federal, state and other taxes (if any) shown to be due on such returns and reports or on any assessment received shall have been paid, or provisions shall have been made for the payment thereof. All of the Target Fund’s tax liabilities will have been adequately provided for on its books. To the best of the Target Fund’s knowledge, it will not have had any tax deficiency or liability asserted against it or question with respect thereto raised by the Internal Revenue Service or by any state or local tax authority, and it will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid;

(j)	All issued and outstanding shares of the Target Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable (except as set forth in the most recent Target Fund Prospectus by the applicable Target Company) and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of the Target Fund are outstanding and none will be outstanding on the Closing Date;

(k)	The Target Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Target Fund Prospectus, except as previously disclosed in writing to the corresponding Acquiring Fund;

(l)	The execution, delivery and performance of this Agreement has been duly authorized by the directors or trustees, as applicable, of the Target Fund, and, upon approval thereof by the required majority of the shareholders of the Target Fund, this Agreement will constitute the valid and binding obligation of the Target Fund enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles;

(m)	The Acquisition Shares to be issued to the Target Fund pursuant to paragraph 2 will not be acquired for the purpose of making any distribution thereof other than to the Target Fund’s shareholders as provided in paragraph 2.3;

(n)	The information provided by the Target Fund for use in the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 6.3, if any, shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations as applicable thereto;

(o)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Target Fund of the transactions contemplated by this Agreement, except such as may be required under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), the 1940 Act and state securities or “Blue Sky” laws (which terms used herein shall include the laws of the District of Columbia and of Puerto Rico);

(p)	On the Closing Date, the Target Fund will have good and marketable title to its assets to be transferred to the corresponding Acquiring Fund pursuant to paragraph 2.1 and will have full right, power and authority to sell, assign, transfer and deliver the Investments and any other of its assets and liabilities to be transferred to the corresponding Acquiring Fund pursuant to this Agreement. At the Closing Date, subject only to the delivery of the Investments and any such other assets and liabilities and payment therefor as contemplated by this Agreement, the corresponding Acquiring Fund will acquire good and marketable title thereto and will acquire the Investments and any such other assets and liabilities subject to no encumbrances, liens or security interests whatsoever and without any restrictions upon the transfer thereof, except as previously disclosed to the corresponding Acquiring Fund;

(q)	On the Closing Date, the Target Fund will have sold such of its assets, if any, as are necessary based on information provided by the corresponding Acquiring Fund and contingent on the accuracy of such information to assure that, after giving effect to the acquisition of the assets of the Target Fund pursuant to this Agreement, the Acquiring Fund, if classified as a “diversified company” within the meaning of Section 5(b)(1) of the 1940 Act, will remain a “diversified company” and in compliance in all material respects with such other investment restrictions as are set forth in the Acquiring Fund Prospectus, as amended through the Closing Date; and

(r)	No registration of any of the Investments would be required if they were, as of the time of such transfer, the subject of a public distribution by either of the Target Fund or the corresponding Acquiring Fund, except as previously disclosed by the Target Fund to the corresponding Acquiring Fund.

5.2.	Each Acquiring Fund represents and warrants the following to the corresponding Target Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a)	The Acquiring Company is duly organized, validly existing and in good standing under the laws of Massachusetts;

(b)	The Acquiring Company is a duly registered investment company classified as a management company of the open-end type and its registration with the Securities and Exchange Commission as an investment company under the 1940 Act is in full force and effect, and the Acquiring Fund, as applicable, is a separate series thereof duly designated in accordance with the applicable provisions of the organizational documents of the Acquiring Company and the 1940 Act;

(c)	On the Closing Date, the registration statement under the 1933 Act with respect to the Acquisition Shares will, as of the Closing Date, be in full force and effect and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of the Acquiring Fund or the Target Fund, threatened by the Securities and Exchange Commission, and such registration statement will conform in all material respects to the applicable requirements of the 1933 Act and the rules and regulations of the Securities and Exchange Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no material contracts to which the Acquiring Fund is a party that are not referred to in the Acquiring Fund Prospectus or in the registration statement of which it is a part;

(d)	On the Closing Date, the Acquiring Fund will have good and marketable title to its assets;

(e)	The Acquiring Fund is not in violation in any material respect of any provisions of its organizational documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which the Acquiring Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation;

(f)	To the knowledge of the Acquiring Fund, except as has been disclosed in writing to the corresponding Target Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquiring Fund, any of its properties or assets, or any person whom the Acquiring Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby;

(g)	The statement of assets and liabilities, the statement of operations, the statement of changes in net assets, and the schedule of investments of the Acquiring Fund, as of the last day of and for its most recently completed fiscal year, audited by the Acquiring Fund’s independent registered public accounting firm (and, if applicable, an unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments for any subsequent semiannual period following the most recently completed fiscal year), copies of which have been furnished to the Target Fund, fairly reflect the financial condition and results of operations of the Acquiring Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied, and the Acquiring Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above or those incurred in the ordinary course of its business since the last day of the Acquiring Fund’s most recently completed fiscal year;

(h)	Since the last day of the Acquiring Fund’s most recently completed fiscal year, there has not been any material adverse change in the Acquiring Fund’s financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Acquiring Fund of indebtedness, except as disclosed in writing to the Target Fund. For the purposes of this subparagraph (h), any distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business;

(i)	The Acquiring Fund has met the requirements of Subchapter M of the Code for treatment as a “regulated investment company” within the meaning of Sections 851 and 852 of the Code in respect of each taxable year since the commencement of operations, and will continue to meet such requirements at all times through the Closing Date;

(j)	As of the Closing Date, all federal, state and other tax returns and reports of the Acquiring Fund required by law to have been filed by such date (giving effect to extensions) shall have been filed and all federal, state and other taxes (if any) shown to be due on such returns and reports or any assessments received shall have been paid, or provisions shall have been made for the payment thereof. All of the Acquiring Fund’s tax liabilities will have been adequately provided for on its books. To the best of the Acquiring Fund’s knowledge, it will not have not have had any tax deficiency or liability asserted against it or question with respect thereto raised by the Internal Revenue Service or by any state or local tax authority, and it will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid;

(k)	All issued and outstanding shares of the Acquiring Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable (except as set forth in the Acquiring Fund Prospectus) by the Acquiring Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of common stock of the Acquiring Fund are outstanding and none will be outstanding on the Closing Date;

(l)	The Acquiring Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquiring Fund Prospectus;

(m)	The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Acquiring Fund, and this Agreement constitutes the valid and binding obligation of the Acquiring Fund enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles;

(n)	The Acquisition Shares to be issued and delivered to the corresponding Target Fund pursuant to the terms of this Agreement will at the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued shares in the Acquiring Fund, and will be fully paid and non-assessable (except as set forth in the Acquiring Fund Prospectus) by the Acquiring Fund, and no shareholder of the Acquiring Fund will have any preemptive right of subscription or purchase in respect thereof;

(o)	The information provided by the Acquiring Fund for use in the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 6.3, if any, shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations applicable thereto; and

(p)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities or “Blue Sky” laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico).

6. COVENANTS OF EACH TARGET FUND AND THE CORRESPONDING ACQUIRING FUND.

Each Target Fund and the corresponding Acquiring Fund hereby covenants and agrees with the other as follows:

6.1.	Each Acquiring Fund and each Target Fund will each operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include regular and customary periodic dividends and distributions.

6.2.	Each Target Fund for which shareholder approval of the transactions contemplated hereby is required under the 1940 Act, by applicable state law or the Target Company’s charter will call a meeting of its shareholders to be held prior to the Closing Date to consider and act upon this Agreement and take all other reasonable action necessary to obtain the required shareholder approval of the transactions contemplated hereby.

6.3.	In connection with each Target Fund shareholders’ meeting referred to in paragraph 6.2, if any, the corresponding Acquiring Fund will prepare a Prospectus/Proxy Statement for such meeting, to be included in a Registration Statement on Form N-14 (the “Registration Statement”), which the corresponding Acquiring Fund will prepare and file for registration under the 1933 Act of the Acquisition Shares to be distributed to the Target Fund’s shareholders pursuant hereto, all in compliance with the applicable requirements of the 1933 Act, the 1934 Act, and the 1940 Act.

6.4.	The information to be furnished by each Target Fund for use in the Registration Statement, if any, and the information to be furnished by the corresponding Acquiring Fund for use in the Prospectus/Proxy Statement, if any, each as referred to in paragraph 6.3, shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations thereunder applicable thereto.

6.5.	Each Acquiring Fund will advise the corresponding Target Fund promptly if at any time prior to the Closing Date the assets of such Target Fund include any securities that the Acquiring Fund is not permitted to acquire.

6.6.	Subject to the provisions of this Agreement, the Target Fund and the corresponding Acquiring Fund will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to cause the conditions to the other party’s obligations to consummate the transactions contemplated hereby to be met or fulfilled and otherwise to consummate and make effective such transactions.

6.7.	Each Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state securities or “Blue Sky” laws as it may deem appropriate in order to continue its operations after the Closing Date.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH TARGET FUND.

The obligation of each Target Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the corresponding Acquiring Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:

7.1.	The corresponding Acquiring Fund shall have delivered to the Target Fund a certificate executed in its name by its President or a Vice President and its Treasurer or an Assistant Treasurer, in form and substance satisfactory to the Target Fund and dated as of the Closing Date, to the effect that the representations and warranties of the corresponding Acquiring Fund made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and that the corresponding Acquiring Fund has complied with all the covenants and agreements and satisfied all of the conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Date.

7.2.	The Target Fund shall have received a certificate from an officer of the corresponding Acquiring Fund, dated the Closing Date and in a form satisfactory to the Target Fund, to the following effect:

(a)	The Acquiring Company is duly organized and validly existing under the laws of its state of organization and has power to own all of its properties and assets and to carry on its business as presently conducted, and, as applicable, the Acquiring Fund is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the organizational documents of the Acquiring Company;

(b)	This Agreement has been duly authorized, executed and delivered on behalf of the corresponding Acquiring Fund and, assuming the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 6.3, if any, comply with applicable federal securities laws and assuming the due authorization, execution and delivery of this Agreement by the Target Fund, is the valid and binding obligation of the corresponding Acquiring Fund enforceable against the corresponding Acquiring Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles;

(c)	The corresponding Acquiring Fund has the power to assume the liabilities to be assumed by it hereunder and, upon consummation of the transactions contemplated hereby, the corresponding Acquiring Fund will have duly assumed such liabilities;

(d)	The Acquisition Shares to be issued for transfer to the Target Fund’s shareholders as provided by this Agreement are duly authorized and upon such transfer and delivery will be validly issued and outstanding and, assuming receipt by the Acquiring Fund of the consideration contemplated hereby, fully paid and nonassessable shares in the corresponding Acquiring Fund, and no shareholder of the corresponding Acquiring Fund has any preemptive right of subscription or purchase in respect thereof; and

(e)	The execution and delivery of this Agreement did not, and the performance by the corresponding Acquiring Fund of its obligations hereunder will not, violate the corresponding Acquiring Fund’s organizational documents.

7.3.	For the period beginning at the Closing Date and ending not less than six years thereafter, HCMFA, its successors and assigns, shall provide, or cause to be provided, liability coverage at least comparable in scope and amount to the liability coverage currently applicable to any former and/or current trustees/directors and officers of the Target Funds as of the date of this Agreement, covering the actions of such trustees/directors and officers of the Target Funds for the period(s) they served as such. Any related costs or expenses shall be allocated based on paragraph 10.2.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH ACQUIRING FUND.

The obligations of each Acquiring Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by the corresponding Target Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:

8.1.	The corresponding Target Fund shall have delivered to the Acquiring Fund a certificate executed in its name by its President or a Vice President and its Treasurer or an Assistant Treasurer, in form and substance satisfactory to the Acquiring Fund and dated as of the Closing Date, to the effect that the representations and warranties of the corresponding Target Fund made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and that the corresponding Target Fund has complied with all the covenants and agreements and satisfied all of the conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Date;

8.2.	The Acquiring Fund shall have received a certificate from an officer of the corresponding Target Fund dated the Closing Date and in a form satisfactory to the Acquiring Fund, to the following effect:

(a)	The Target Company is duly organized and validly existing under the laws of its state of organization and has power to own all of its properties and assets and to carry on its business as presently conducted, and the corresponding Target Fund, as applicable, is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the organizational documents of the Target Company;

(b)	This Agreement has been duly authorized, executed and delivered on behalf of the corresponding Target Fund and, assuming the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 6.3, if any, comply with applicable federal securities laws and assuming the due authorization, execution and delivery of this Agreement by the Acquiring Fund, is the valid and binding obligation of the corresponding Target Fund enforceable against the corresponding Target Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles;

(c)	The corresponding Target Fund has the power to sell, assign, transfer and deliver the assets to be transferred by it hereunder, and, upon consummation of the transactions contemplated hereby, the corresponding Target Fund will have duly transferred such assets to the Acquiring Fund; and

(d)	The execution and delivery of this Agreement did not, and the performance by the corresponding Target Fund of its obligations hereunder will not, violate the corresponding Target Fund’s organizational documents.

8.3.	On or prior to the Closing Date, the corresponding Target Fund shall have declared a dividend or dividends which, together with all previous dividends, shall have the effect of distributing (i) all of the excess (if any) of (a) the corresponding Target Fund’s interest income excludable from gross income under Section 103(a) of the Code over (b) the corresponding Target Fund’s deductions disallowed under Sections 265 or 171(a)(2) of the Code, (ii) all of the corresponding Target Fund’s investment company taxable income as defined in Section 852 of the Code (if any) (in the case of both (i) and (ii) computed without regard to any deduction for dividends paid), and (iii) all of the corresponding Target Fund’s net capital gain (if any) (after reduction for any capital loss carryover); the amounts in (i), (ii) and (iii) shall in each case include amounts for both (x) the corresponding Target Fund’s taxable year that will end on the Closing Date, and (y) any prior taxable year of the corresponding Target Fund, to the extent such dividend or dividends are eligible to be treated as paid during such prior year under Section 855(a) of the Code.

8.4.	The corresponding Target Fund shall have furnished to the Acquiring Fund a certificate as to the adjusted tax basis in the hands of the corresponding Target Fund of the assets delivered to the Acquiring Fund pursuant to this Agreement, and shall have delivered a copy of the tax books and records of the Target Fund necessary for purposes of preparing any tax returns (including, without limitation, any informational returns) required by law to be filed or otherwise provided by the Acquiring Fund after the Closing Date.

9. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH TARGET FUND AND THE CORRESPONDING ACQUIRING FUND.

The respective obligations of each Target Fund and the corresponding Acquiring Fund hereunder are subject to the further conditions that on or before the Closing Date:

9.1.	This Agreement and the transactions contemplated herein shall have received all necessary shareholder approvals at the meeting of shareholders of each Target Fund referred to in paragraph 6.2, if any.

9.2.	On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated hereby.

9.3.	All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Securities and Exchange Commission and of state “Blue Sky” and securities authorities) deemed necessary by the Target Fund or the corresponding Acquiring Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except when failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Target Fund or the corresponding Acquiring Fund.

9.4.	The Registration Statement, if any, shall have become effective under the 1933 Act and no stop order suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

9.5.	The Target Fund and the corresponding Acquiring Fund shall have received a favorable opinion of Ropes & Gray LLP satisfactory to each of them (which opinion will be subject to certain qualifications), substantially to the effect that, on the basis of existing provisions of the Code, U.S. Treasury regulations promulgated thereunder, current administrative rules and court decisions, as further described below, generally for U.S. federal income tax purposes:

(a)	The transaction contemplated by this Agreement will constitute a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)	Under Sections 361 and 357 of the Code, no gain or loss will be recognized by the Target Fund upon (i) the transfer of all its assets to the Acquiring Fund in exchange for Acquisition Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund or (ii) the distribution of the Acquisition Shares by the Target Fund to its shareholders in liquidation;

(c)	Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon receipt of the assets of the Target Fund in exchange for the Acquisition Shares and the assumption by the Acquiring Fund of all liabilities of the Target Fund;

(d)	Under Section 362(b) of the Code, the Acquiring Fund’s tax basis in the assets of the Target Fund transferred to the Acquiring Fund will be the same as the Target Fund’s tax basis of such assets immediately prior to the transfer;

(e)	Under Section 1223(2) of the Code, the Acquiring Fund’s holding periods for the assets received from the Target Fund will include the periods during which such assets were held by the Target Fund;

(f)	Under Section 354 of the Code, no gain or loss will be recognized by the Target Fund’s shareholders upon the exchange of all of their shares of the Target Fund for the Acquisition Shares;

(g)	Under Section 358 of the Code, the aggregate tax basis of Acquisition Shares received by a shareholder of the Target Fund will be the same as the aggregate tax basis of the Target Fund’s shares exchanged therefor;

(h)	Under Section 1223(1) of the Code, a Target Fund shareholder’s holding period for the Acquisition Shares received will be determined by including the shareholder’s holding period for the Target Fund shares exchanged therefor, provided the shareholder held such Target Fund shares as capital assets; and

(i)	The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder.

Ropes & Gray LLP will express no view with respect to the effect of a reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof or (ii) upon the transfer of such asset regardless of whether such a transfer would otherwise be a non-taxable transaction.

Each opinion will be based on certain factual certifications made by officers of the Target Fund and the corresponding Acquiring Fund, and will also be based on customary assumptions. Each opinion may note and distinguish certain published precedent. The opinions are not guarantees that the tax consequences of the reorganizations will be as described above. There is no assurance that the Internal Revenue Service or a court would agree with the opinions.

9.6	At any time prior to the Closing, any of the foregoing conditions of this Agreement may be waived jointly by the board of trustees/directors, or the officers in consultation with counsel to the corresponding fund, of each of the Target Fund and the corresponding Acquiring Fund, if, in their judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Target Fund or the corresponding Acquiring Fund.

10. BROKERAGE FEES AND EXPENSES.

10.1.	Each Target Fund and corresponding Acquiring Fund represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

10.2.	In connection with the transactions, HCMFA shall be responsible for (i) all fees paid to governmental authorities for the registration or qualification of the Acquisition Shares and all transfer agency costs related to the Acquisition Shares; (ii) all fees and expenses related to printing and mailing communications to Target Fund shareholders; and (iii) all of the other expenses of the transactions contemplated by this Agreement, including without limitation, accounting, legal and custodial expenses. In the event the Closing does not occur, HCMFA shall nonetheless bear all such expenses. For the avoidance of doubt, each Target Fund and each Acquiring Fund shall bear their respective brokerage or other transaction costs, if any, associated with the sale or purchase of portfolio securities in connection with the Reorganization.

11. ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES.

11.1.	Each Target Fund and corresponding Acquiring Fund agrees that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

11.2.	The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder except paragraphs 2.1, 2.2, 2.3, 6.4, 6.6, 7.3, 10, 11, 14 and 15.

12. TERMINATION.

12.1.	This Agreement may be terminated by the mutual agreement of each Target Fund and corresponding Acquiring Fund. In addition, either a Target Fund or the corresponding Acquiring Fund may at its option terminate this Agreement at or prior to the Closing Date because:

(a)	of a material breach by the other of any representation, warranty, covenant or agreement contained herein to be performed by the other party at or prior to the Closing Date;

(b)	a condition herein expressed to be precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met; or

(c)	any governmental authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting this Agreement or the consummation of any of the transactions contemplated herein and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this paragraph 12.1(c) shall have used its reasonable best efforts to have such judgment, injunction, order, ruling, decree or other action lifted, vacated or denied.

If any transaction contemplated by this Agreement has not been substantially completed by the first anniversary of this Agreement, this Agreement shall automatically terminate on that date with respect to that transaction, unless a later date is agreed to by both the Target Fund and the corresponding Acquiring Fund.

12.2.	If for any reason any transaction contemplated by this Agreement is not consummated, no party shall be liable to any other party for any damages resulting therefrom, including without limitation consequential damages.

13. AMENDMENTS.

This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of each Target Fund and corresponding Acquiring Fund; provided, however, that no amendment that under applicable law requires approval by shareholders of a Target Fund or an Acquiring Fund, as applicable, shall be effective without such approval having been obtained.

14. NOTICES.

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the Target Fund or the corresponding Acquiring Fund, 200 Crescent Court, Suite 700, Dallas, Texas 75201, Attention: Highland Funds II Secretary.

15. HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; NON- RECOURSE.

15.1.	The article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.2.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

15.3.	This Agreement shall be governed by and construed in accordance with the domestic substantive laws of Massachusetts, without giving effect to any choice or conflicts of law rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

15.4.	This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

15.5	A copy of the Declaration of Trust of the Acquiring Company or the Target Company is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, agent or employee of the Acquiring Company or the Target Company shall have any personal liability under this Agreement, and that insofar as it relates to any Acquiring Fund or Target Fund, this Agreement is binding only upon the assets and properties of such Acquiring Fund or Target Fund.

[THE REST OF THIS PAGE IS INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as set forth below.

HIGHLAND FUNDS II On behalf of each Target Fund thereof identified on Exhibit A
Attested by:

Name:	By:
	Name:	Brian Mitts
	Title:	Treasurer

HIGHLAND FUNDS II
On behalf of each Acquiring Fund thereof identified on Exhibit A
Attested by:

Name:	By:
	Name:	Brian Mitts
	Title:	Treasurer

Solely for purposes of Paragraphs 7.3 and 10.2 of the Agreement

HIGHLAND CAPITAL MANAGEMENT FUND ADVISORS, L.P.
Attested by:

Name:	By:
	Name:	Brian Mitts
	Title:	Treasurer

Signature Page for Agreement and Plan of Reorganization

EXHIBIT A

Target Company	Target Fund	Acquiring Company	Acquiring Fund
Highland Funds II	Highland Global Select Equity Fund	Highland Funds II	Highland Global Allocation Fund
Highland Funds II	Highland International Equity Fund	Highland Funds II	Highland Global Allocation Fund

Share Class Mapping
Target Fund Share Class	Acquiring Fund Share Class
Class A	Class A
Class B	Class B
Class C	Class C
Class R	Class R
Class Y	Class Y